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                                                                     EXHIBIT 5.1


                             WYATT, TARRANT & COMBS
                                 CRESCENT CENTER
                          6075 POPLAR AVENUE, SUITE 650
                          MEMPHIS, TENNESSEE 38119-4721

                              MAIL: P.O. BOX 77500
                          MEMPHIS, TENNESSEE 38177-5000
                                  901-537-1000
                              FAX: 901-537-1010


Union Planters Corporation
Union Planters Capital Trust A
7130 Goodlett Farms Parkway
Memphis, Tennessee 38018

    Re: Registration Statement on Form S-4 for New Capital Securities

Ladies and Gentlemen:

    We have acted as counsel to Union Planters Corporation, a Tennessee corporation (the "Company") and Sponsor of Union Planters Capital Trust A, a Delaware business trust (the "Trust"), and to the Trust, in connection with a Registration Statement on Form S-4, Registration Numbers 333-23755 and 333-23755-01 (the "Registration Statement") relating to: (i) the proposed issuance by the Trust of $200,000,000 aggregate Liquidation Amount of the Trust's 8.20% Capital Securities, due 2026 (the "New Capital Securities") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for up to $200,000,000 aggregate Liquidation Amount of the Trust's outstanding 8.20% Capital Securities due 2026 (the "Old Capital Securities");
(ii) the proposed issuance by the Company to the Trust of $206,186,000 aggregate principal amount of the Company's 8.20% Junior Subordinated Deferrable Interest Debentures (the "New Subordinated Debt Securities") registered under the Securities Act, in exchange for up to $206,186,000 aggregate principal of the Company's outstanding 8.20% Junior Subordinated Deferrable Interest Debentures (the "Old Subordinated Debt Securities"); and (iii) the Company's guarantee (the "New Guarantee"), which guarantees the payment of Distributions and payments on liquidation or redemption of the New Capital Securities, registered under the Securities Act, in exchange for the guarantee (the "Old Guarantee") which guarantees the payment of Distributions and payments on liquidation or redemption of the Old Capital Securities.

    The New Capital Securities are issuable under an Amended and Restated Declaration of Trust dated as of December 12, 1996 (the "Trust Agreement") between


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                                                          WYATT, TARRANT & COMBS


Union Planters Corporation
Union Planters Capital Trust A
April 14, 1997
Page 2.

the Company, as Sponsor, First Chicago Delaware Inc., as Delaware Trustee, The First National Bank of Chicago as Institutional Trustee, and the Regular Trustees named therein; the New Subordinated Debt Securities are issuable under an Indenture dated as of December 12,1996, and First Supplemental Indenture also dated as of December 12, 1996 (collectively, the "Indenture") between the Company and The First National Bank of Chicago, as Trustee; and the New Guarantee is issuable under the Capital Securities Guarantee Agreement dated as of December 12, 1996 (the "Guarantee Agreement") between the Company and The First National Bank of Chicago, as Guarantee Trustee.

    We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company and the Trust, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and the Trust and of public officials. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Trust Agreement, the Indenture and the Guarantee Agreement, as applicable.

    Based on the foregoing, we are of the opinion that when the Registration Statement becomes effective:

    (1) The New Subordinated Debt Securities have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered against surrender to the Company and cancellation of a like amount of Old Subordinated Debt Securities in the manner described in the Registration Statement, the New Subordinated Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms; and

    (2) The New Guarantee has been duly authorized by all requisite corporate action of the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.


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                                                          WYATT, TARRANT & COMBS


Union Planters Corporation
Union Planters Capital Trust A
April 14, 1997
Page 3.

    The opinions Set forth above are subject to the following qualifications and exceptions:

    (a) Our above opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights; and

    (b) Our above opinions are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law); and

    (c) Our above opinions are subject to the qualification that provisions contained in the pertinent documents regarding indemnification may be limited by state or federal securities laws or the public policy underlying such laws.

    Our opinions expressed above are limited to the laws of the States of Tennessee and the federal laws of the United States. With certain exceptions, we are members of the Bar of the State of Tennessee and do not hold ourselves out as experts on the law of any state other than Tennessee. The Indenture and the Guarantee Agreement are to be governed by the laws of the State of New York. To the extent that the opinions set forth above relate to matters under the laws of New York, we have relied upon the opinion of Cleary, Gottlieb, Steen & Hamilton.

    We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder. The opinions expressed herein are expressed as of the date hereof and we disclaim any undertaking to advise you of the facts stated or assumed herein or any subsequent changes in applicable law.



                                  Vey truly yours,

                           /s/ Wyatt, Tarrant & Combs

                               WYATT, TARRANT & COMBS